DNB Financial Corporation
                                  NEWS RELEASE

For further information, please contact:
Bruce E. Moroney
Sr. Vice President & Chief Financial Officer
610-873-5253
                             FOR IMMEDIATE RELEASE


                           DNB Financial Corporation
                           Reports Earnings for 2002

(January 31, 2003 -- Downingtown, PA) DNB Financial Corporation, parent of the Downingtown National Bank, today reported a profit of $651,882 or $0.35 per share, for the fourth quarter of 2002. This compares to a profit of $897,058, or $0.47 per share, for the fourth quarter of 2001. For the twelve months ended December 31, 2002, earnings were $2,728,042, or $1.46 per share, compared to a profit of $2,721,958, or $1.44 per share for 2001. All per share amounts are presented on a diluted basis and have been restated to reflect the 5% stock dividend paid on December 27, 2002. Return on average equity and assets for 2002 were 10.66% and 0.72%, respectively, compared to 10.97% and 0.74%, respectively, in 2001.

Commenting on earnings, Henry F. Thorne, President and Chief Executive Officer of Downingtown National Bank stated: "While 2002 has been a challenging year for the economy and many businesses, I am pleased that we were able to report a modest increase year over year. Our net interest income grew 7%, despite the fact that our residential and consumer loans declined $18.8 million as homeowners refinanced at high levels due to historically low interest rates. During the last few years we've made significant investments in technology, our branch system and our Wealth Management Group. With these changes now behind us, I see great opportunities to grow the Bank's earnings as we attract new customers and deepen our relationship with existing customers."

The Corporation's total assets were $384.6 million at December 31, 2002, down 1% from $389.4 million the prior year. Total deposits and borrowings at December 31, 2002 were $356.5 million, down 2% from $362.1 million on December 31, 2001, while total loans were $187.6 million, up 1% from a year ago. At December 31, 2002, stockholders' equity totaled $26.4 million.

Certain statements in this report, including any which are not statements of historical fact, may constitute "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Without limiting the foregoing, the words "expect", "anticipate", "plan", "believe", "seek", "estimate", "predict", "internal" and similar words are intended to identify expressions that may be forward-looking statements. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those contemplated by such statements. Many of these factors are beyond DNB's ability to control or predict. Readers of this report are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation is a bank holding company whose bank subsidiary, Downingtown National Bank, is a commercial bank and a member of the FDIC. The Bank, headquartered in Downingtown, Chester County, Pennsylvania, has nine (9) full service offices. Through DNB Advisors, Downingtown National Bank provides wealth management and trust services to individuals and businesses throughout Chester County. The Bank and its subsidiary, DNB Financial Services, Inc., make available certain nondepository products and services, such as securities brokerage, mutual funds, life insurance and annuities. Customers may also visit us on our website at http://www.dnb4you.com.

Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market makers listed on our website at http://www.dnb4you.com.

Downingtown National Bank, the oldest bank in Chester County, operates nine branches centrally located throughout the county and offers more than 130 personal and business banking products and banking options, including banking by phone, Internet banking, and early morning drive-in teller lanes. For more information, see www.dnb4you.com on the Internet or call 610-269-1040.

      4 Brandywine Avenue o Downingtown, PA 19335-0904 o (610) 269-1040